Exhibit 99.2

Good morning and thank you for joining me on this call.

I am Jeremy Kendall, Chairman of the Board of Directors of SunOpta Inc. Steve Bromley, President and Chief Executive Officer of SunOpta Inc., joins me on this call. Also on the call is Benjamin Chhiba, Vice President, General Counsel & Secretary.

Before I begin, I would like to remind listeners that, except for historical information, the matters discussed during this conference call may include forward-looking statements, including statements relating to our 2007, 2008 and future operating results that may involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are detailed in the Company’s filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

As previously disclosed, as part of the Company's year end close procedures within the SunOpta Fruit Group's berry operations, management determined that inventories were overstated and thus required a write-down.

The Company's Audit Committee voluntarily initiated an investigation into processes within the Company's berry operations. That investigation by the Audit Committee is substantially complete.

The Board is working on implementing the recommendations of the Audit Committee. We believe that these recommendations will enhance corporate oversight, enhance the due diligence process for prospective acquisitions as well as the integration of completed acquisitions, strengthen our legal department and Internal Audit department functions, increase the number of independent directors to the Board and improve inventory controls. These recommendations also included certain personnel actions.

The Audit Committee has also recommended, and the Board has agreed, that given the substantial write-off in its berry operations it was appropriate to make some management changes, including at the senior management level.

Acting upon the recommendations of the Audit Committee and the Nominating and Corporate Governance Committee, as previously announced, the SunOpta Board has adopted the following changes:

  Steven Bromley, President and Chief Executive Officer, will transition out of that role no later than the end of 2008. In addition, Mr. Bromley will not stand for reelection to the board of directors at the annual shareholder meeting in 2009.

  John Dietrich, Vice President and Chief Financial Officer, will transition out of that role no later than the end of 2008.

Steve and John will be remaining with SunOpta and will continue to help manage its operations up until the end of the year, providing the Company with adequate time to find suitable replacements.

They are ably supported by a very strong management team including Tony Tavares, who has joined the Company as Vice President and Chief Operating Officer. He comes to us from Maple Lodge Farms, an approximate $600 million company where he was President and CEO.

We have also previously announced the addition of Gerry Watts as President of the Berry Group’s operations. He brings extensive industry and turnaround experience and he is already making headway turning the berry operation around.

I will be remaining Chairman of the Company until next year’s annual shareholders’ meeting, currently planned for May 2009, and will become more active in management, spending the majority of my time supporting and coordinating ongoing activities as we search for permanent successors to Steve and John. Other senior finance employees will also be taking more substantial roles with respect to the day-to-day financial operations.

Robert Fetherstonhaugh will be assuming the role of Lead Independent Director.

We are working with our lenders to confirm our ongoing Banking relationships and expect to reach agreements shortly. It is important to emphasize that we are not seeking any additional funds from our lenders and with our strong cash flow we feel that we have sufficient resources to construct our new aseptic soymilk plant in Modesto, California and continue the construction of our new organic oil refining facility in Colorado. We have suspended consideration of any significant acquisitions for the time being and are concentrating on further improving the results of each of the operating groups.

During the coming year we will report our operating results in total and will identify both professional fees and the results of the Berry operations so that shareholders can understand the underlying strength of our businesses.

We have completed and reviewed the financial statements for the year ended December 31, 2007 and currently anticipate filing the Form 10-K and revised 2007 quarterly results, and similarly plan to report on the first quarter 2008 results, before the end of July.

We expect our year end results to be within the previously announced guidance.

In summary, I want to apologize on behalf of the Board for SunOpta having to delay the filing of its year end reports and for having to re-state our quarterly earnings for 2007.

We are fully committed to continuing our efforts to build a strong and vibrant company.

I will now take any questions you may have which go to our operations.

We will not be further commenting on this call on the events leading to the restatement or the Audit Committee's investigation. The events surrounding the restatement are the subject matter of litigation before the Courts in Canada and the U.S. and therefore it is not appropriate that we comment further at this time.